     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997
                                                 REGISTRATION STATEMENT NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                            QUAKER STATE CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                 25-0742820
      (State of Incorporation)           (I.R.S. Employer Identification No.)

                        225 East John Carpenter Freeway
                              Irving, Texas  75062
                                 (972) 868-0400
  (Address, including zip code, and telephone number, including area code, of
                 Registrant's  principal executive offices)

                              --------------------

                                 Paul E. Konney
                             Senior Vice President,
                         General Counsel and Secretary
                            Quaker State Corporation
                        225 East John Carpenter Freeway
                              Irving, Texas  75062
                                 (972) 868-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   Copies to:

                                Derek R. McClain
                              J. Christopher Kirk
                             Vinson & Elkins L.L.P.
                          2001 Ross Avenue, Suite 3700
                              Dallas, Texas  75201
                                 (214) 220-7700

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                              --------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                        Proposed Maximum    Proposed Maximum
        Title of  Each Class of Securities              Amount to        Offering Price         Aggregate          Amount of
                 to be Registered                     be Registered       Per Unit (1)     Offering Price (2)    Registration
                                                                                                                      Fee
-----------------------------------------------------------------------------------------------------------------------------
 Debt Securities (4) . . . . . . . . . . . . . .

 Capital Stock, par value $1.00 per share (5)  .           (3)                 (3)                 (3)                (3)

 Warrants (6)  . . . . . . . . . . . . . . . . .
-----------------------------------------------------------------------------------------------------------------------------
                                 Total . . . . .     $400,000,000 (7)         100%          $400,000,000 (7)    $121,212
=============================================================================================================================

                                                 Footnotes to Table on next page

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Footnotes from previous page


(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)      Not applicable pursuant to General Instruction II.D. of Form S-3.

(4) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000 less the dollar amount of any securities previously issued hereunder.

(5) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Capital Stock as may be sold, from time to time, by the registrant, including the associated rights to purchase shares of Capital Stock (the "Rights") in accordance with the terms of the Rights Agreement dated as of September 28, 1995 between the Company and Mellon Securities Trust Company, as Rights Agent, or such similar rights as may be issued by the registrant from time to time. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing Capital Stock and will be transferred along with, and only with, the Capital Stock. There are also being registered hereunder an indeterminate number of shares of Capital Stock as shall be issuable upon conversion or redemption of Debt Securities registered hereunder or exercise of Rights.

(6) Subject to note (7) below, there is being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securities or Capital Stock registered hereunder.

(7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Capital Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

                             CROSS REFERENCE SHEET




   ITEM
  NUMBER            FORM S-3 CAPTION                                         PROSPECTUS CAPTION
  ------            ----------------                                         ------------------
     1.  Forepart of Registration Statement and Outside Front       Cover of Registration Statement; Outside Front
         Cover Page of Prospectus                                   Cover Page of Prospectus

     2.  Inside Front and Outside Back Cover Pages of               Available Information; Incorporation by Reference;
         Prospectus                                                 Table of Contents

     3.  Summary Information, Risk Factors and Ratio of             Cover Page; The Company; Ratio of Earnings to Fixed Charges;
         Earnings to Fixed Charges                                  Incorporation by Reference

     4.  Use of Proceeds                                            Use of Proceeds

     5.  Determination of Offering Price                            *

     6.  Dilution                                                   *

     7.  Selling Security Holders                                   *

     8.  Plan of Distribution                                       Plan of Distribution

     9.  Description of Securities to be Registered                 Description of Debt Securities; Description of Stock;
                                                                    Description of Warrants; Incorporation by Reference

    10.  Interests of Named Experts and Counsel                     Experts; Legal Matters

    11.  Material Changes                                           Recent Developments; Incorporation by Reference

    12.  Incorporation of Certain Information by Reference          Incorporation by Reference

    13.  Disclosure of Commission Position on Indemnification
         For Securities Act Liabilities                             *



--------
* Not applicable

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED AUGUST 7, 1997

PROSPECTUS
--------------------------------------------------------------------------------
                                Debt Securities
                                 Capital Stock
                                    Warrants

                            QUAKER STATE CORPORATION
--------------------------------------------------------------------------------

         Quaker State Corporation (the "Company") may from time to time offer in one or more series its (a) debt securities ("Debt Securities"), (b) warrants to purchase Debt Securities ("Debt Warrants"), (c) Capital Stock, par value $1.00 per share ("Capital Stock"), or (d) warrants to purchase Capital Stock ("Capital Stock Warrants"), all having an aggregate initial offering price not to exceed $400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies, including European Currency Units. The Debt Warrants and the Capital Stock Warrants are collectively referred to herein as the "Warrants." The Debt Securities, Capital Stock and Warrants offered by the Company hereby (collectively referred to herein as the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (a) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price, (b) in the case of Capital Stock, the number of shares and the terms of the offering and sale thereof, (c) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof, and (d) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

         The Company may sell the Offered Securities in or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers or through agents. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                              -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------

             The date of this Prospectus is _______________, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's web site at http://www.sec.gov. The Company's outstanding shares of Capital Stock are listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "KSF", and all such reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the PSE's offices at 301 Pine Street, San Francisco, California 94104.

         This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein regarding the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, and each such statement is qualified in its entirety by that reference.


                           INCORPORATION BY REFERENCE

         There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission (File No. 1-2677):

                 (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

                 (b) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

                 (c) the Company's Current Report on Form 8-K/A-1 filed on September 1, 1996, relating to the acquisition of Blue Coral, Inc.;
         in conjunction with the audited financial statements of Blue Coral, Inc., see footnote 2 of the consolidated financial statements of the Company incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, describing the sale of NicSand, Inc., to its minority stockholder;

                 (d) the Company's Current Report on Form 8-K filed on October 11, 1996;

                 (e) the Company's Current Report on Form 8-K/A-1 filed on December 18, 1996;

                 (f) the description of the Capital Stock contained in the Company's Current Report On Form 8-K Filed On November 12, 1996; and

                 (g) the Company's Current Report on Form 8-K filed on August 7, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to General Counsel, Quaker State Corporation, 225 East John Carpenter Freeway, Irving, Texas 75062, telephone
(972) 868-0400.

         With the exception of historical information, the matters discussed herein and in documents incorporated by reference are forward-looking statements that involve risks and uncertainties, including, but not limited to, economic conditions, product demand, competitive products and pricing, availability of products, changes in inventory due to shifts in market demand, environmental and trade regulations, litigation and other risks described in other filings made by the Company with the Commission.

As used herein the terms "Quaker State" and "Company" include Quaker State Corporation, a Delaware corporation, and one or more of its subsidiaries, as appropriate.

                                  THE COMPANY

         The Company is a leading producer and marketer of branded and private label lubricants, lubricant services and consumer branded automotive afermarket products. Its products include motor oils and other lubricants, automobile engine and fuel treatments, automotive appearance products and air fresheners and vehicular safety lighting equipment. The Company's lubricant services are marketed through fast lube centers in certain areas of the United States and Canada. The Company also operates a materials handling facility in Canada.

         The Company's Lubricants and Lubricant Services segment markets and distributes major national brand, private label and proprietary brand lubricants and other automotive aftermarket products primarily in the United States, Canada and Mexico and through its subsidiary, Q Lube, Inc. ("Q Lube"), operates fast lube centers which offer consumers quick and economical oil changes and related services for passenger vehicles. The lubricant stocks used in the Company's lubricants are blended with additives and packaged at manufacturing facilities operated by the Company at several locations in the United States. The Lubricants and Lubricant Services segment also provides collection, transportation and recycling services for used oil, antifreeze and filters in certain regions of the United States. During the first six months of 1997, revenues and operating profit from the Lubricants and Lubricant Services segment comprised approximately 71% and 42% of the Company's total revenues and operating profit, respectively.

         Quaker State's goal is to continue the growth of its Lubricants and Lubricant Services businesses and to strengthen further its position as a leading North American motor oil company by capitalizing on the Company's brand name, expanding its Q Lube operations, emphasizing its distribution, customer service and technological capabilities and providing comprehensive lubricant products and services, including the recycling of used oils and related materials.

         The Company's Consumer Products segment, which was formed in 1996, is comprised of Slick 50, Inc. ("Slick 50"), Blue Coral, Inc. ("Blue Coral"), and Medo Industries, Inc. and its affiliated companies (collectively, "Medo"). In July 1995, the Company acquired Slick 50, a producer of automotive engine treatments and related automotive chemicals. In June 1996, the Company acquired Blue Coral, a manufacturer and marketer of automobile appearance products, commercial and industrial cleaning products and, through its Blue Coral Systems division, commercial car wash products. In October 1996, the Company acquired Medo. Medo is engaged in the design, manufacture and marketing of air fresheners primarily for use in automobiles. During the first six months of 1997, revenues and operating profit from the Consumer Products segment compromised approximately 22% and 50% of the Company's total revenues and operating profit, respectively. The Company plans to expand its Consumer Products segment by internal growith and by acquiring new companies which capitalize on the Company's strong sales, distribution and customer service capabilities in the automotive aftermarket.

         The Company's subsidiary, Truck-Lite Co., Inc. ("Truck-Lite") manufactures safety lighting equipment for trucks and automobiles which is sold to original equipment manufacturers and replacement parts distributors. During the first six months of 1997, revenues and operating profit from Truck-Lite comprised approximately 7% and 8% of the Company's total revenues and operating profit, respectively.

         Quaker State believes that acquisitions will be an important aspect of its corporate strategy. However, there can be no assurance that the Company will be successful in finding other suitable acquisition or expansion opportunities.

         The Company, a Delaware corporation formed in 1931, has its principal executive offices at 225 E. John Carpenter Freeway, Irving, Texas 75062. Its telephone number is (972) 868-0400.

                              RECENT DEVELOPMENTS


         On May 14, 1997, a purported class action lawsuit was filed in the United States District Court for the Northern District of Illinois. The action was filed by John A. Garner and Steven G. Grant on their own behalf and on behalf of a class of persons who purchased wax, polish or protectant products sold by defendants. The action names as defendants a number of car wax manufacturers including Blue Coral, a subsidiary of the Company, and certain of its present and former officers. The complaint alleges that the defendants falsely advertised and marketed such products and seeks treble damages, attorneys' fees and costs for the class for alleged violations of the federal RICO statute and compensatory damages for the alleged violations of the Ohio Consumer Sales Practices Act as well as for common law breach of express warranty. The defendants have until August 31, 1997 to answer or otherwise plead to the complaint. The Company intends to contest the action vigorously. There can be no assurance, however, that the plaintiffs will not be awarded damages, some or all of which may be payable by the Company.

         On May 16, 1997, Hot Wax, Inc. filed a suit in the United States District Court for the Northern District of Illinois. Plaintiff purports to be a Wisconsin corporation that manufactures a wax product called "Hot Wax" designed for use in automated car washes. The complaint names Blue Coral, among others, as a defendant. The case is brought under the federal trademark statute, the Lanham Act, and the complaint alleges that Blue Coral falsely represented certain products it marketed, advertised and sold to consumers and retailers. Plaintiff seeks an injunction against Blue Coral and also seeks to recover money damages, attorneys' fees and costs. The Company intends to contest the action vigorously. There can be no assurance, however, that the plaintiffs will not be awarded injunctive relief and/or money damages, some or all of which may be payable by the Company.

         On July 21, 1997, Dura Lube Corporation, et al. filed a suit in the United States District Court for the District of Delaware. The complaint names the Company and its subsidiary Slick 50 as defendants and asserts claims under the Sherman Act and the Clayton Act and for tortious interference with business relations and civil conspiracy. Plaintiff alleges that the Company has attempted and conspired to monopolize the market for engine treatment products through, among other things, alleged exclusive dealing arrangements with major automotive parts retailers around the country. Plaintiff seeks treble damages, punitive damages, attorneys' fees and costs as well as injunctive relief. The Company intends to contest the action vigorously. There can be no assurance, however, that the plaintiffs will not be awarded injunctive relief and/or money damages, some or all of which may be payable by the Company.

         On July 18, 1997, Quaker State concluded the sale of the assets of its Congo, West Virginia refinery and its crude oil pipeline division to Ergon-West Virginia, Inc. for a purchase price of $20,000,000 in cash and $5,000,000 in the form of a note. The sale also included certain inventories for additional consideration of approximately $14,000,000.

         On August 1, 1997, Quaker State concluded the purchase of certain assets of Auto-Shade, L.L.C. and its affiliated companies ("Auto-Shade"). Auto-Shade was a leading marketer of automobile sunshades and other automobile accessories. The purchase included inventory, equipment, receivables and intellectual property, for a purchase price of $51,000,000 (subject to certain post-closing adjustments) and the assumption of certain liabilities of Auto-Shade.

                                USE OF PROCEEDS

         Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include repayment of indebtedness, redemption or repurchase of securities of the Company or any subsidiary, additions to working capital and capital expenditures.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the three months ended March 31, 1997 and each of the years ended December 31, 1996, 1995, 1994, 1993 and 1992.

                                                Three Months
                                                Ended March 31,             Year Ended December 31,
                                                ---------------   -------------------------------------------
                                                     1997           1996     1995      1994     1993    1992
                                                   -------        -------   -------  -------   ------  ------
 Ratio of earnings to fixed charges (a)              2.3            2.1       1.3      2.3      1.8      1.1
                                                   -------


-------------------
(a) For purposes of computing such ratio, earnings consist of income before income taxes plus fixed charges net of interest capitalized, and fixed charges consist of interest expense, interest capitalized, amortization of debt expense and discount or premium relating to any indebtedness, and the portion of rental expense attributable to interest.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

         The Debt Securities will be general obligations of the Company and may be subordinated to Senior Indebtedness (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Description of Debt Securities -- Subordination." Debt Securities will be issued under an Indenture (the "Indenture") to be entered into between the Company and one or more commercial banks to be selected as trustees (collectively, the "Trustee"). A copy of the form of Indenture has been filed
as an exhibit to the Registration Statement filed with the SEC.   The following
discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture, including the definition therein of terms used below with their initial letters capitalized.

GENERAL

         The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which such Prospectus Supplement is being delivered:

                 (a)      The title of the Debt Securities of the series;

                 (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

                 (c) The date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

                 (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which such interest will be calculated if other than that of a 360-day year of twelve 30-day months;

                 (e) The place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal London office of the Trustee (in the case of Bearer Securities), where the principal, premium and interest with respect to Debt Securities of the series shall be payable;

                 (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

                 (g) Whether Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

                 (h) If any Debt Securities of the series are to be issued as Bearer Securities or as one or more Global Securities representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

                 (i) The obligation, if any, of the Company to redeem, purchase, or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

                 (j) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for Capital Stock, other Debt Securities, or warrants for Capital Stock or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

                 (k) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

                 (l) If the amount of principal, premium, or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

                 (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

                 (n) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of covenants that may be subject to the Company's covenant defeasance option;

                 (o) If other than such coin or currency of the United States at the time of payment is legal tender for payment of public and private debts, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium and interest with respect to Debt Securities of the series shall be payable;

                 (p) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

                 (q) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, monies, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

                 (r) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such Debt Securities due and payable;

                 (s) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form, the Depositary for such Global Security, and the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to in the Indenture;

                 (t) Any Trustee, authenticating or paying agents, transfer agents or registrars;

                 (u) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the Indenture upon the satisfaction of an indebtedness coverage standard by the Company and any successor to the Company;

                 (v) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

                 (w) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

                 (x) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

                 (y) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

         The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (a) Bearer Securities, (b) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (d) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and (e) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

         Payments of interest on Registered Securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by such holder. Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

         Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the Prospectus Supplement relating to such Bearer Securities.

         All funds paid by the Company to a paying agent for the payment of principal, premium or interest with respect to any Debt Securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holders of such Debt Securities or any coupons appertaining thereto will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. A Global Security is a Debt Security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding Debt Securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. The Company anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary ("participants"). Such accounts shall be designated by the dealers or underwriters with respect to such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner or holder of such Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any of such Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

         Subject to the restrictions described under "Description of Debt Securities -- Limitations on Issuance of Bearer Securities," payments of principal, premium and interest with respect to individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such Global Security. Neither the Company, the Trustee, any paying agent or registrar for such Debt Securities, or any agent of the Company or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the Depositary, its nominee or any participants on account of beneficial interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depositary or its nominee, or (c) any other matter relating to the actions and practices of the Depositary, its nominee or its participants. Neither the Company, the Trustee, any paying agent or registrar for such Debt Securities, or any agent of the Company or the Trustee will be liable for any delay by the Depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the Global Security, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

         The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive Global Security representing any of such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security, as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in street name. Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described under "Description of Debt Securities -- Limitations on Issuance of Bearer Securities."

         If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary, the Company shall appoint a successor depositary. If a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine no longer to have Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Furthermore, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities of such series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities, or (c) as either Registered Securities or Bearer Securities as described above if the Debt Securities are issuable in either form. See, however, "Description of Debt Securities -- Limitations on Issuance of Bearer Securities" for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a bearer Global Security.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

         The Debt Securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such Debt Securities) or Bearer Securities (which will be transferable only by delivery). If such Debt Securities are issuable as Bearer Securities, certain special limitations and considerations will apply.

         In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of such Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Security, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

         Bearer Securities will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption, or other disposition of, such Bearer Securities.

         For this purpose, "United States" includes the United States of America and its possessions, and "United States Person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary Global Security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

SUBORDINATION

         Debt Securities of a series may be subordinated ("Subordinated Debt Securities") to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. The Company currently conducts certain of its operations through subsidiaries, and the holders of Debt Securities (whether or not Subordinated Debt Securities) will be structurally subordinated to the creditors of the Company's subsidiaries.

         Subordinated Debt Securities of a series and any coupons appertaining thereto will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to such Subordinated Debt Securities, to the prior payment of all indebtedness of the Company that is designated as "Senior Indebtedness" with respect to such series. "Senior Indebtedness," with respect to any series of Subordinated Debt Securities, will consist of (a) any and all amounts payable under or with respect to the Company's "Bank Indebtedness" (defined as the Credit Agreement, dated as of June 12, 1997, between Quaker State and Morgan Guaranty Trust Company Of New York , As Agent), and (b) any other indebtedness of the Company that is designated in a resolution of the Company's Board of Directors (the "Board") or the supplemental Indenture establishing such series as Senior Indebtedness with respect to such series.

         Upon any payment or distribution of assets of the Company to creditors or upon a total or partial liquidation or dissolution of the Company or in a bankruptcy, receivership or similar proceeding relating to the Company or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of Subordinated Debt Securities shall be entitled to receive any payment of principal, premium or interest with respect to the Subordinated Debt Securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of Subordinated Debt Securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that such holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities).

         The Company may not make any payments of principal, premium or interest with respect to Subordinated Debt Securities, make any deposit for the purpose of defeasance of such Subordinated Debt Securities, or repurchase, redeem or otherwise retire (except, in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, by the delivery of Subordinated Debt Securities by the Company to the Trustee in satisfaction of the Company's sinking fund obligation) any Subordinated Debt Securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and such acceleration has been rescinded, such Senior Indebtedness has been paid in full in cash, or the Company and the Trustee receive written notice approving such payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness of at least $ [100] million). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (the "Payment Blockage Period") commencing on the receipt by the Company and the Trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment

Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and the Company from the person who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of such Senior Indebtedness shall have accelerated the maturity thereof, the Company may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within such 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, holders of the Subordinated Debt Securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

         By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

         The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

                 (a) Default in the payment of any installment of interest on any Debt Securities of that series or any payment with respect to the related coupons, if any, as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provisions described above) and continuance of such default for a period of 30 days;

                 (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provisions described above);

                 (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

                 (d) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

                 (e) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series, or in any supplemental Indenture with respect to such series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

                 (f) Indebtedness of the Company or any subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or the United States dollar equivalent thereof at the time, and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

                 (g) The Company or any of its "Significant Subsidiaries" (defined as any subsidiary of the Company that would be a "significant subsidiary" as defined in Rule 405 under the Securities Act as in effect on the date of the Indenture) shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

                 (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), or (3) the winding-up or liquidation of the Company or any such Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

                 (i) Any judgment or decree for the payment of money in excess of $20 million or the United States dollar equivalent thereof at the time is entered against the Company or any Subsidiary of the Company by a court of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; and

                 (j) Any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

         If an Event of Default described in clause (a), (b), (c), (d), (e),
(f), (i) or (j) above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all the Debt Securities of such series due and payable immediately. If an Event of Default described in clause (g) or (h) above occurs, unless the principal and interest with respect to all the Debt Securities of all series shall have become due and payable, the principal amount (or, if any series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all Debt Securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

         If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium, and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security or coupon of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

         Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities and any related coupons of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium or interest with respect to such Debt Securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee and the holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

         The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Debt Securities of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

MODIFICATION OF THE INDENTURE

         The Company and the Trustee may enter into supplemental Indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

                 (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of the Company in the Indenture and in the Debt Securities;

                 (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board shall consider to be for the protection of the holders of such Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental Indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

                 (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental Indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of Debt Securities of any series;

                 (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;

                 (e) To add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so long as any such action does not adversely affect the interests of the holders of Debt Securities or any coupons of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

                 (f) To comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

                 (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions (but only if such holder of Senior Indebtedness consents to such change);

                 (h) To add guarantees with respect to the Debt Securities or to secure the Debt Securities;

                 (i) To make any change that does not adversely affect the rights of any holder;

                 (j) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of such supplemental Indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such Debt Security with respect to such provision or (2) become effective only when there is no such Debt Security outstanding;

                 (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

                 (l) To establish the form or terms of Debt Securities and coupons of any series, as described above under "Description of Debt Securities -- General."

         With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental Indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the holders of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental Indenture shall (a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security or coupons appertaining thereto, make any change in the provisions of the Indenture relating to subordination that adversely affects the rights of any holder under such provisions, (g) release any security that may have been granted with respect to the Debt Securities, (h) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent, (i) change any obligation of the Company provided for in the Indenture to pay additional interest with respect to Bearer Securities, or (j) limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities or limit the obligation of the Company to redeem certain Bearer Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:

                 (a) Either (1) the Company shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all of the obligations of the Company under the Debt Securities and coupons and the Indenture;

                 (b) Immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing;

                 (c) The Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem such Bearer Security but the Company would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer, or lease had not occurred; and

                 (d) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

         The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (b) all Debt Securities and coupons of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such Debt Securities and coupons (and, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

         In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

         The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (g) or (h) under "Description of Debt Securities -- Events of Default and Remedies" with respect to the Company occurs that is continuing at the end of such period, (d) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

         The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium and interest with respect to the Debt Securities and coupons of the defeased series. In the case of Subordinated Debt Securities and coupons related thereto, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

         The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to such series of Debt Securities.

         The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Debt Securities.

                              DESCRIPTION OF STOCK



         The following is a summary of certain features of the Company's stock and certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), and the Rights Agreement (defined below). This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Certificate of Incorporation, Bylaws and the Rights Agreement, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

CAPITAL STOCK

         The Capital Stock, par value $1.00 per share, is the only class of capital stock authorized to be issued by the Company. Holders of Capital Stock are entitled to receive dividends when, as and if declared by the Board out of any funds legally available therefor and are entitled to one vote per share held on all matters voted upon by stockholders. Holders of the Capital stock are entitled upon liquidation to share ratably in the net assets of the Company and have no preemptive or other rights to subscribe for any other shares or securities. The Capital Stock is not convertible into any other class of stock, and there are no redemption or sinking fund provisions with respect to the Capital Stock.

SUPER-MAJORITY VOTE PROVISION

         The Company's Certificate of Incorporation provides that, except as provided below, the affirmative vote of the holders of 95% of all shares of stock entitled to be voted in an election of directors is required to authorize a business combination with any other entity which has become the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of such stock. The term "business combination" includes (i) any merger or consolidation of the Company with or into such other entity, (ii) any sale or lease of all or any substantial part of the assets of the Company to such other entity or (iii) any sale or lease by such other entity to the Company or any subsidiary in exchange for securities of the Company of assets having an aggregate fair market value of $5,000,000 or more. The term "other entity"includes any person, any "affiliate" or "associate" of such person (as these terms are defined in Rule 12b-2, promulgated by the Commission under the Exchange Act, as in effect on July 1, 1979) and any other person with which such person or any "affiliate" or "associate" of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of the Company's stock. Except as provided below, the 95% stockholder vote is required even if the other entity ceases to be a 30% beneficial owner so long as the other entity continues to be an "affiliate" of the Company.

         The 95% stockholder vote for a business combination with such other entity is not required if certain minimum price and other requirements are satisfied. The minimum price provisions require that the consideration per share received by the Company stockholders in the business combination (i) bear the same or a greater percentage relationship to the market price of the Capital Stock immediately prior to the announcement of the business combination as the highest per share price which such other entity paid for any shares of the Capital Stock already owned by it bears to the market price of the Capital Stock immediately prior to the commencement of acquisition of the Capital Stock by such other entity, (ii) be not less than the highest per share price paid for any shares of the Capital Stock by such other entity and (iii) be not less than the earnings per share of the Capital Stock for the four prior fiscal quarters multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community. In the event the Company is the surviving corporation in the business combination, the consideration per share received by the stockholders in the business combination is considered to be the market price of the Capital Stock.

         The other requirements that must be satisfied to avoid the 95% stockholder vote are as follows: First, the other entity must not have received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company or, without the unanimous approval of the Board, must not have made any major change in the Company's business or equity capital structure.
Second, after having acquired a 30% interest, the other entity (i) must have taken steps to ensure continued representation on the Board by "Continuing Directors" (as defined below) proportionate to the stockholdings of the Company's public stockholders not affiliated with the other entity, (ii) must have made no reduction in the rate of dividends payable on the Capital Stock, except as necessary to insure that a quarterly dividend payment does not exceed 12.5% of the Company's net income for the four prior fiscal quarters or except as may have been approved by a unanimous vote of the Board, (iii) must not have acquired any newly issued shares of stock, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata stock dividend or stock split) and

(iv) must not have acquired any additional shares of outstanding Capital Stock or securities convertible into Capital stock except as part of the transaction which results in such other entity acquiring its 30% interest. Third, the business combination must be approved at a meeting of the Company stockholders from whom proxies are solicited in accordance with the rules of the Commission.

         If the minimum price and other requirements are satisfied, the vote required for authorization of the business combination would be the affirmative vote of the holders of a majority of the outstanding shares of Capital Stock or of a majority of the shares of Capital Stock represented at the meeting, depending upon the nature of the particular business combination and the requirements of Delaware law applicable to the business combination. No amendment of the Certificate of Incorporation may change or repeal the super-majority vote provision without a 95% stockholder vote unless such amendment would be unanimously recommended to the Company's stockholders by all of the members of the Board who are "Continuing Directors", in which event the amendment could be adopted upon the affirmative vote of the holders of a majority of the outstanding shares of the Capital Stock. "Continuing Directors" are those members of the Board who were elected by the public stockholders prior to the time the other entity became a 10% beneficial owner or who were recommended to succeed a Continuing Director by a majority of the Continuing Directors.

         The super-majority vote provision described above is contained in Article Fourteenth of the Company's Certificate of Incorporation. The description is subject in all respects to the provisions of Article Fourteenth.

STOCKHOLDER RIGHTS PLAN

         On September 28, 1995, the Board declared a dividend distribution of one Capital Stock Purchase Right (a "Right") for each outstanding share of Capital Stock. The Rights were issued on October 18, 1995 to stockholders of record on that date. When exercisable, each Right entitles the registered holder to purchase from the Company one share of Capital Stock at a price of $50 per share of Capital Stock, subject to adjustment in certain circumstances (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 28, 1995 (the"Rights Agreement"), between the Company and Mellon Securities Trust Company, as Rights Agent (the "Rights Agent"). The following summary is subject in all respects to the provisions of the Rights Agreement.

         Transfer and Detachment. Until the "Distribution Date", which is the earlier to occur of (i) ten business days following the time (the "Stock Acquisition Time") of a public announcement or notice to the Company that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 15% or more of the outstanding shares of Capital Stock, and (ii) ten business days, or such later date as may be determined by the Board of Directors, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of Capital Stock which, together with the shares of such stock already owned by such person, constitutes 15% or more of the outstanding shares of the Capital Stock, the Rights will be evidenced, with respect to any Capital Stock certificate outstanding as of October 18, 1995, by such Capital Stock certificate with a copy of a Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Capital Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Capital Stock certificates issued after October 18, 1995, upon the transfer or issuance of new shares of Capital Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Capital Stock certificates outstanding as of October 18, 1995, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the shares of Capital Stock represented by such certificate. As long as the Rights are attached to the shares of Capital Stock, the Company will issue one Right with each share of Capital Stock it issues so that all shares have attached Rights.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Capital Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

         Exercisability. The Rights are not exercisable until the Distribution Date. The Rights will expire on September 28, 2005 unless earlier redeemed by the Company.

         Right to Acquire Stock at Half Price. In the event that after the Stock Acquisition Time, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, upon the exercise thereof at the then current exercise price of the Right, shall thereafter be entitled to receive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that the Company is the surviving corporation of a merger and the Capital Stock is changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the Right.

         In the event that a person or group becomes an Acquiring Person(otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of the Capital Stock at a price and on terms which are determined to be fair and in the best interests of the Company and its stockholders by a majority of the members of the Board who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of Capital Stock having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if the Board determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of Capital Stock so that such person or group is no longer an Acquiring Person.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Adjustments. The Purchase Price payable and the number of shares of Capital Stock or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the shares of Capital Stock, (ii) upon the fixing of a record date for the issuance to holders of Capital Stock of certain rights, options or warrants to subscribe for shares of Capital Stock or convertible securities at less than the current market price of shares of Capital Stock or
(iii) upon the fixing of a record date for the making of a distribution to holders of shares of Capital Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in shares of Capital Stock) or of subscription rights or warrants (other than those referred to above).
The number of Rights and the number of shares of Capital Stock issuable upon exercise of each Right are also subject to adjustment in the case of a stock split, combination or stock dividend on the shares of Capital Stock prior to the Distribution Date.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional shares of Capital Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of shares of Capital Stock on the last trading date prior to the date of exercise.

         Redemption or Exchange. At any time prior to the earlier of (i) the Stock Acquisition Time and (ii) September 28, 2005, the Company, by resolution of the Board, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action by the Board to elect to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Capital Stock, the Board may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for Capital Stock at an exchange ratio of one share of Capital Stock per Right (subject to adjustment). The Company may at its option substitute shares of any substantially similar equity security of the Company for some or all of the shares of Capital Stock exchangeable for Rights, at an exchange ratio of one share of such equity security for each share of Capital Stock to be exchanged.

         Amendment. The Rights and the Rights Agreement can be amended by the Board in any respect (including, without limitation, any extension of the period in which the Right Certificates may be redeemed) at any time prior to the Stock Acquisition Time. From and after such time, without the approval of the Company's stockholders or the holders of the Rights, the Board may only supplement or amend the Rights Agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period under the Rights Agreement or (iv) to make any changes or supplements which the Company may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of any such person), provided that any such action by the Board must have the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement) and provided that the Continuing Directors constitute a majority of directors then in office, and provided that the Rights Agreement may not be supplemented or amended to lengthen (A) a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of the Board to redeem the Rights, in either case at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of or the benefits to the holders of Rights (other than an Acquiring Person or an affiliate or associate of any such person).

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

         The super-majority vote provision and the stockholder rights plan described above may be considered as having an antitakeover effect. Effective February 2, 1988, a new Section 203 of the Delaware General Corporation Law entitled "Business Combinations with Interested Stockholders" was enacted which also could be considered as having such an effect. However, the Company, by an amendment to the Company's Bylaws adopted by its Board of Directors on March 31, 1988, elected not to be governed by the new Section 203.


                            DESCRIPTION OF WARRANTS

         The Company may issue Warrants for the purchase of Debt Securities or Capital Stock. Warrants may be issued independently or together with Debt Securities or Capital Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

         The Prospectus Supplement relating to a particular issue of Debt Warrants will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price of such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any;
(l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

CAPITAL STOCK WARRANTS

         The Prospectus Supplement relating to any particular issue of Capital Stock Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Capital Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (f) if applicable, the date from and after which such Warrants and any Offered Securities issued therewith will be separately transferable; (g) the number of shares of Capital Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to he exchange and exercise of such Warrants.


                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities in or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

         If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         During and after a sale, the underwriters may purchase and sell the Offered Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the sale. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Offered Securities sold in the sale for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions.
These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

         The Company may also sell the Offered Securities pursuant to one or more standby agreements with one or more underwriters in connection with the call for redemption of a specified class or series of any securities of the Company or any subsidiary of the Company. In such a standby agreement, the underwriter or underwriters would agree either (a) to purchase from the Company up to the number of shares of Capital Stock that would be issuable upon conversion of all of the shares of such class or series of securities of the Company or its subsidiary at an agreed price per share of Capital Stock or (b) to purchase from the Company up to a specified dollar amount of Offered Securities at an agreed price per Offered Security which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the Capital Stock or any other security of the Company then outstanding. The underwriter or underwriters would also agree, if applicable, to convert into Capital Stock or other security of the Company any securities of such class or series held or purchased by the underwriter or underwriters. The underwriter or underwriters may assist in the solicitation of conversions by holders of such class or series of securities.

         If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

         Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

         The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.


                                    EXPERTS

         The consolidated financial statements and related schedule of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein and in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

         The Combined Balance Sheets of Blue Coral and subsidiaries as of October 31, 1995 and 1994 and the related Combined Statements of Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended October 31, 1995, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said Report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes effective November 1, 1993, as discussed in Note 6 to the combined financial statements noted above.

         The Combined Financial Statements of Medo Industries, Inc., Medo Manufacturing Corp. and Medo Industries Canada, Ltd. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in the Current Report on Form 8-K (File No. 1-2677) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such Combined Financial Statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The legality of the Offered Securities will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas, or by such other firm as may be named in the Prospectus Supplement relating to a particular issue of Offered Securities, and for any underwriters or agents by a firm named in the Prospectus Supplement relating to a particular issue of Offered Securities.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN A
PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              -------------------
                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . . . .      5
Description of Debt Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .      6
Description of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
Certain Provisions of the Charter and Bylaws
  and of Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
Description of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24

================================================================================

================================================================================



                                Debt Securities
                                 Capital Stock
                                    Warrants





                                ----------------

                                   PROSPECTUS

                                ----------------




                                _________, 1997






================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the Company:

          SEC registration fee  . . . . . . . . . . . . . . . . . . .     $121,212
          Printing, engraving and duplicating expenses  . . . . . . .       20,000
          Legal fees and expenses . . . . . . . . . . . . . . . . . .       12,000
          Blue sky fees and expenses (including legal fees) . . . . .         *
          Accounting fees and expenses  . . . . . . . . . . . . . . .       25,000
          Rating agency fees  . . . . . . . . . . . . . . . . . . . .         *
          Trustee and transfer agent fees (including legal fees). . .         *
          Miscellaneous expenses (including listing fees,
            if applicable)  . . . . . . . . . . . . . . . . . . . . .       20,000
                                                                          --------

                 Total  . . . . . . . . . . . . . . . . . . . . . . .     $198,212
                                                                          ========

---------------
* Not applicable.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation of the Company provides that, to the fullest extent that the law of the State of Delaware, as the same exists or may hereafter be amended, permits elimination of the personal liability of directors, no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         The Certificate of Incorporation of the Company also provides, in general, that the Company shall indemnify its officers and directors against reasonable expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except as prohibited by law. Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact the he or she is or was a director or officer if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless a court determines otherwise.

         In addition, the Certificate of Incorporation of the Company provides that the Company may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification pursuant to the Certificate of Incorporation. Accordingly, the Company carries directors and officers liability coverage which is subject to certain limitations and exclusions.

         The Company has entered into an Indemnification and Insurance Agreement with each of its directors (the "Indemnification and Insurance Agreements"). These agreements provide that the Company must, within [30] days of a request, indemnify an officer or director for liabilities incurred to the fullest extent permitted by the DGCL. The Company must, within two days of a request, indemnify an officer or director for expenses incurred in the defense of a claim or other proceeding. The obligation of the Company to provide the indemnification does not apply if, before the date on which the Company must provide the indemnification, the Company's board of directors, or a representative chosen by the board of directors, concludes that indemnification would be improper under the DGCL. It is the position of the Commission that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

         The preceding discussion of the registrant's Certificate of Incorporation, Section 145 of the DGCL, and the Indemnification and Insurance Agreements is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, Section 145 of the DGCL and the Indemnification and Insurance Agreements.

ITEM 16.  EXHIBITS

  EXHIBIT
   NUMBER                   EXHIBIT
 ---------                  -------
    1.1*     --    Underwriting Agreement.

    3.1      --    Composite Certificate of Incorporation (filed as Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended
                   June 30, 1995, and incorporated herein by reference).

    3.2      --    Bylaws, as amended to July 25, 1996 (filed as Exhibit 3 to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended
                   September 30, 1996, and incorporated herein by reference).

    4.1      --    Rights Agreement, dated as of September 28, 1995, between the
                   Company and Mellon Securities Trust Company, as Rights Agent
                   (filed as Exhibit 1 to the Company's Current Report on Form 8-K
                   dated October 20, 1995, and incorporated herein by reference).

    4.2*     --    Form of Certificate of Capital Stock, par value $1.00 per share, of the Company.

    4.3*     --    Form of Indenture.

    4.4*     --    Form of Senior Debt Security.

    4.5*     --    Form of Subordinated Debt Security.

    4.6*     --    Form of Warrant Agreement.

    4.7*     --    Form of Warrant Certificate.

      5*     --    Opinion of Vinson & Elkins L.L.P.

     12**    --    Statement re Computation of Ratio of Earnings to Fixed Charges

   23.1**    --    Consent of Coopers & Lybrand L.L.P.

   23.2**    --    Consent of Arthur Andersen LLP

   23.3**    --    Consent of Ernst & Young LLP

   23.4*     --    Consent of Vinson & Elkins L.L.P. (to be included in the opinion to be filed as Exhibit 5)

   24.0      --    Power of Attorney of directors and officers (included in the signature pages to this Registration Statement).

   25.0*     --    Form T-1 Statement of Eligibility under the Trust Indenture Act of
                   1939 of trustee.


-------------
*To be filed.
**Filed herewith.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ( the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, Texas, on the 7th day of August, 1997.

QUAKER STATE CORPORATION


                                           By:     /s/ Herbert M. Baum
                                              --------------------------------
                                                     Herbert M. Baum
                                                Chairman of the Board and
                                                 Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each of Quaker State Corporation, a Delaware corporation, and each of the undersigned directors and officers of Quaker State Corporation, hereby constitutes and appoints Herbert M. Baum, Conrad A. Conrad and Paul E. Konney and each of them its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities (unless revoked in writing), with full power to act alone, to sign any and all amendments to this registration statement (including post-effective amendments thereto, and other documents in connection therewith) and any registration statement to register additional securities pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              CAPACITY                              DATE
              ---------                              --------                              ----
         /s/ Herbert M. Baum          Chairman of the Board, Chief                  August 7, 1997
 ----------------------------------   Executive Officer and Director
           Herbert M. Baum            (Principal Executive Officer)



        /s/ Conrad A. Conrad          Vice Chairman, Chief Financial                August 7, 1997
 ----------------------------------   Officer and Director (Principal
          Conrad A. Conrad            Financial Officer)




       /s/ Keith S. Krzeminski        Vice President and Controller                 August 7, 1997
 ----------------------------------   (Principal Accounting Officer)
         Keith S. Krzeminski


          /s/ John D. Barr                           Director                       August 7, 1997
 ----------------------------------
            John D. Barr



       /s/ Leonard M. Carroll                        Director                       August 7, 1997
 ----------------------------------
         Leonard M. Carroll

              SIGNATURE                              CAPACITY                              DATE
              ---------                              --------                              ----
       /s/ J. Taylor Crandall                        Director                       August 7, 1997
 ----------------------------------
         J. Taylor Crandall


          /s/ Laurel Cutler                          Director                       August 7, 1997
 ----------------------------------
            Laurel Cutler



     /s/ C. Frederick Fetterolf                      Director                       August 7, 1997
 ----------------------------------
       C. Frederick Fetterolf


        /s/ Thomas A. Gardner                        Director                       August 7, 1997
 ----------------------------------
          Thomas A. Gardner



        /s/ F. William Grube                         Director                       August 7, 1997
 ----------------------------------
          F. William Grube


       /s/ Forrest R. Haselton                       Director                       August 7, 1997
 ----------------------------------
         Forrest R. Haselton



         /s/ L. David Myatt                          Director                       August 7, 1997
 ----------------------------------
           L. David Myatt


      /s/ Raymond A. Ross, Jr.                       Director                       August 7, 1997
 ----------------------------------
        Raymond A. Ross, Jr.



         /s/ Lorne R. Waxlax                         Director                       August 7, 1997
 ----------------------------------
           Lorne R. Waxlax

                               INDEX TO EXHIBITS


                                                                                         SEQUENTIALLY
  EXHIBIT                                                                                  NUMBERED
   NUMBER             EXHIBIT                                                               PAGE
 ---------            -------                                                           -------------

    1.1*     --    Underwriting Agreement.

    3.1      --    Composite Certificate of Incorporation (filed as Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended
                   June 30, 1995, and incorporated herein by reference).

    3.2      --    Bylaws, as amended to July 25, 1996 (filed as Exhibit 3 to the
                   Company's Quarterly Report on Form 10-Q for the quarter ended
                   September 30, 1996, and incorporated herein by reference).

    4.1      --    Rights Agreement, dated as of September 28, 1995, between the
                   Company and Mellon Securities Trust Company, as Rights Agent
                   (filed as Exhibit 1 to the Company's Current Report on Form 8-K
                   dated October 20, 1995, and incorporated herein by reference).

    4.2*     --    Form of Certificate of Capital Stock, par value $1.00 per share, of the Company.

    4.3*     --    Form of Indenture.

    4.4*     --    Form of Senior Debt Security.

    4.5*     --    Form of Subordinated Debt Security.

    4.6*     --    Form of Warrant Agreement.

    4.7*     --    Form of Warrant Certificate.

      5*     --    Opinion of Vinson & Elkins L.L.P.

     12**    --    Statement re Computation of Ratio of Earnings to Fixed Charges

   23.1**    --    Consent of Coopers & Lybrand L.L.P.

   23.2**    --    Consent of Arthur Andersen LLP

   23.3**    --    Consent of Ernst & Young LLP

   23.4*     --    Consent of Vinson & Elkins L.L.P. (to be included in the opinion to be filed as Exhibit 5)

   24.0      --    Power of Attorney of directors and officers (included in the signature pages to this Registration Statement).

   25.0*     --    Form T-1 Statement of Eligibility under the Trust Indenture Act of
                   1939 of trustee.


---------------
*To be filed.
**Filed herewith.